Exhibit 99.1

For Further Information:	At Zlokower Company
At Sports Properties Acquisition Corp.	Public Relations
437 Madison Avenue, New York, NY 10022	Harry Zlokower
Andrew Murstein	(212) 447-9292
(212) 328-2100

FOR IMMEDIATE RELEASE

SPORTS PROPERTIES ACQUISITION CORP. ANNOUNCES

COMPLETION OF ITS INITIAL PUBLIC OFFERING

NEW YORK, N.Y. – January 24, 2008 – Sports Properties Acquisition Corp. (AMEX: HMR.U), announced today that it had completed its initial public offering. Sports Properties is a special purpose acquisition company, also known as a SPAC. The initial public offering of units was sold at an offering price of $10 per unit resulting in gross proceeds of $200,000,000. Each unit issued in the initial public offering consists of one share of Sports Properties’s common stock, and one warrant to purchase one share of common stock, at an exercise price of $7 per share. Initially, the units will be the only security trading.

Andrew Murstein, Vice-Chairman of Sports Properties stated, “The entire team is very excited to start looking at investment opportunities. We believe there are many exciting opportunities for us to look at in the sports, leisure and entertainment industries, and we very much look forward to starting the process.”

The President and CEO of Sports Properties is Tony Tavares. Mr. Tavares is the former CEO and President of SMG, a premier management company engaged in the private management of stadiums, arenas, theaters and convention facilities in the U.S., Europe and Pacific Rim. He has served as president of several Major League Baseball franchises, most recently the Montreal Expos and Washington Nationals. Mr. Tavares previously served as the President and CEO of Disney Sports Enterprises, successfully launching and operating the Mighty Ducks of Anaheim, an NHL expansion franchise, and leading negotiations for the acquisition of the California Angels.

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Sports Properties Acquisition Corp. Completes its Initial Public Offering (page 2)

The board of Sports Properties consists of:

Jack Kemp, Chairman, was the Republican Vice-Presidential candidate in 1996. He played 13 years as a quarterback in the American Football League and National Football League, followed by election to the United States House of Representatives for 18 years before serving as Secretary of Housing and Urban Development (“HUD”) from 1989 to 1993. Mr. Kemp currently serves on the boards of several companies including Six Flags, Inc. and Oracle Corp.

Andrew Murstein, Vice Chairman, has served as the President and a director of Medallion Financial Corp., a publicly traded investment company, since its founding and IPO in 1996. He is also one of its largest stockholders. Under Mr. Murstein’s guidance, Medallion has acquired several companies and invested over $3 billion in various companies and industries.

Henry Aaron, Director, has an unmatched reputation as one of the world’s most respected sports ambassadors. A member of Major League Baseball’s Hall of Fame, he held the title of Major League Baseball’s all-time leader in home runs for 33 years and currently is the all-time leader in total bases and RBIs. He is currently an executive with the Atlanta Braves and a recipient of the Presidential Medal of Honor, which was bestowed on him by President George W. Bush.

Mario Cuomo, Director, is a former three-term Governor of the State of New York. He has extensive relationships within and working knowledge of government and public/private partnerships, and as Governor oversaw annual state budgets in excess of $10 billion.

Richard Mack, Director, is a senior partner at Apollo Real Estate Advisors, one of the largest private equity and real estate funds in the U.S. with over $8 billion invested globally.

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Sports Properties Acquisition Corp. Completes its Initial Public Offering (page 3)

Advising Sports Properties are:

Randel Vataha, Advisor, is a former Stanford football player and NFL wide receiver. He has owned and operated Game Plan LLC, the first and oldest sports only investment bank in the U.S. since 1995. Game Plan provides consulting, financial advisory and investment banking services with respect to acquisition, sale and financing transactions in the sports industry. He has personally been involved in more than 100 sports-related transactions including teams such as the Boston Celtics, L.A. Dodgers, and Montreal Canadiens, as well as arena, representation and marketing firms.

Robert Caporale, Advisor, is a former sports and entertainment law attorney who has represented a number of professional sports leagues and franchises. Together with Mr. Vataha, he has owned and operated Game Plan since 1995.

Banc of America Securities LLC acted as sole book runner of the initial public offering. Ladenburg Thalmann & Co. Inc. acted as co-manager. A copy of the prospectus relating to this offering may be obtained from Bank of America, 9 West 57th Street, New York, New York, 10019.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on January 17, 2008. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Sports Properties, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Sports Properties will issue a press release announcing the date when separate trading of the common stock and warrants included in the units sold in its initial public offering will begin.

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About Sports Properties Acquisition Corp.

Sports Properties Acquisition Corp is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. It plans to target acquisitions in the sports, leisure or entertainment industries.